Exhibit 10.1

ADVISORY SERVICES AGREEMENT

This ADVISORY SERVICES AGREEMENT (this “Agreement”) is entered into as of September 13, 2007, by and among Capital Growth Systems, Inc., a Florida corporation (the “Company”), and Aequitas Capital Management, Inc., an Oregon corporation (“Aequitas”).

Background

Aequitas has staff skilled in strategy development, strategic planning, marketing, corporate development and other advisory skills and services. An affiliate of Aequitas is contemplating an investment in the Company subject to the acceptance of this Advisory Services Agreement by the Company. The Company will require Aequitas’ special skills and advisory services in connection with its general business operations, and Aequitas is willing to provide such skills and services to the Company, all upon the terms and conditions set forth in this Agreement. Specifically, Aequitas will provide the following services:

A. Structure, arrange and assist on the placement of up to $9,000,000 of financing for the Company including approximately $6,000,000 in subordinated debt financing and $3,000,000 in senior debt financing under separate term sheets from Aequitas.

B. Structure, advise and assist on the placement of up to $18,000,0000 of financing for the Company in connection with the acquisition of ITS. This financing is contemplated to include a $10,000,000 preferred stock offering agented by Capstone Investments and an $8,000,000 senior debt financing.

C. In support of the above financings, Aequitas will assist in the preparation of an investor memorandum package and due-diligence as appropriate.

D. Aequitas will advise on the Company’s restructuring plan and assist in its implementation.

E. Advise on the restructuring of the Company’s balance sheet and the Company’s capital structure which may include the current convertible subordinated debt, other notes payable and a reverse common share split.

F. Provide assistance and oversight of the Company’s expense reduction plan, the restructuring of the Company’s operations and the Company’s cash management plan.

G. Advise on the Company’s governance, Board and organizational structure.

H. Advise on the financial strategy of the Company, assist on the structuring and arranging of future financings.

Agreement

NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Engagement. Upon the terms and conditions herein set forth, the Company hereby engages Aequitas for the Term (as defined below) to provide advisory services to the Company as requested from time to time by the Company in consideration for the compensation

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provided for in Section 3 below. These services will be in connection with strategy development, strategic planning, marketing, corporate development and such other advisory services as the Company reasonably requests from time to time, and shall be performed under the direction of the Company’s Board of Directors. In consideration of the remuneration herein specified, Aequitas accepts such engagement and agrees to perform the services specified herein.

2. Term. This Agreement shall commence on the date hereof and shall terminate (except as provided in Section 6(g)) on the earliest to occur of:

a)	Sale Transaction (defined below);

b)	a Secondary Offering (defined below) unless the Company provides written notice of its intent not to terminate;

c)	termination by Aequitas upon thirty (30) days’ written notice to the Company;

d)	the date that Aequitas or an affiliate of Aequitas ceases to have a debt or equity investment to the Company;

e)	the fifth anniversary of the date hereof (the “Term”); provided, however, that if no Sale Transaction or Secondary Offering has been consummated prior to the fifth anniversary of the date hereof, the Term shall be automatically extended thereafter on a year to year basis unless either party provides written notice to the other of its desire to terminate this Agreement at least thirty (30) days prior to the expiration of the Term or any extension thereof.

“Sale Transaction” means (i) the sale (in one or a series of related transactions) of all or substantially all of the Company’s assets to a Person (defined below) or a group of Persons acting in concert, (ii) the sale or transfer (in one or a series of related transactions) of a majority of the outstanding capital stock of the Company, to one Person or a group of Persons acting in concert, or (iii) the merger or consolidation of the Company with or into another Person that is not an affiliate of the Company, in each case in clauses (ii) and (iii) above under circumstances in which the holders of a majority in voting power of the outstanding capital stock of the Company immediately prior to such transaction (excluding any Person or group of persons acting in concert who are acquiring the Company) own less than a majority in voting power of the outstanding capital stock of the Company, or voting equity securities of the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction. A sale (or multiple related sales) of assets including, without limitation, one or more subsidiaries (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the assets of the Company shall be deemed a Sale Transaction. “Person” shall be construed in the broadest sense and means and includes, without limitation, a natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and any other entity. “Secondary Offering” means an offering of equity securities of the Company or any subsidiary (or any successor-in-interest of the foregoing) listed on a nationally recognized exchange (AMEX or NYSE) or quoted on The Nasdaq Stock Market or the UK AIM Market that is made pursuant to an effective registration statement under the Securities Act of 1933, as amended, or pursuant to the applicable laws of the UK.

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3. Advisory Fee; Success Fee.

(a) In consideration of Aequitas’s undertaking to provide the advisory services hereunder, the Company shall pay Aequitas an initial advisory fee of $25,000 and a monthly advisory fee of $10,000 (the “Advisory Fee”). The Advisory Fee shall be payable by the Company whether or not the Company actually requests that Aequitas provide any management advisory services. The initial Advisory Fee shall be paid upon acceptance of this Agreement and thereafter monthly, in advance, on the first business day of each calendar month beginning October 1, 2007.

(b) Notwithstanding anything to the contrary contained herein, the Company shall accrue but not pay the Advisory Fee if and for so long as (i) any such payment would constitute a default (or any event which might, with the lapse of time or the giving of notice or both, constitute a default) under the Company’s financing agreements (a “Default “); provided, however, that the Company shall be obligated to pay any accrued Advisory Fees deferred under this Section 3(b) to the extent that such payment would not constitute a Default or (ii) Aequitas instructs the Company not to pay all or any portion of the Advisory Fee during any calendar month and the Company agrees not to pay the same. Interest will accrue on all due and unpaid Advisory Fees not paid pursuant to clause (i) of the preceding sentence at the Default Rate until such Advisory Fees are paid, and such interest shall compound annually. The “Default Rate” shall be 12.0% per annum.

(c) In addition to the Advisory Fee, the Company shall reimburse Aequitas promptly upon request for all reasonable out-of-pocket expenses incurred by Aequitas in connection with Aequitas’ obligations hereunder, including without limitation the fees and expenses paid to consultants, subcontractors and other third parties in connection with such obligations, a monthly telephone charge of $50 and a monthly administrative charge of 15% of the out-of-pocket costs and expenses incurred.

(d) In addition to the foregoing, the Company shall pay Aequitas a Success Fee as described in Exhibit A attached hereto.

(e) On or before the expiration of the Term of this Agreement (the “Expiration Date”), the Company will pay Aequitas for any unpaid fees due through the Expiration Date.

(f) If Aequitas assists in identifying and recruiting senior management or Board candidates during the term of this agreement, the Company and Aequitas shall negotiate a separate fee for those services; such fee shall not be applicable with respect to any board candidate who is a nominee of a party having a contractual right to designate a board candidate.

4. Additional Rights and Obligations of the Parties.

(a) During the Term, Aequitas shall maintain in its employ, or otherwise have available to it, personnel in its judgment sufficient in number and adequate in ability to perform all services that Aequitas is required to perform under this Agreement.

(b) The Company shall at all times cooperate with Aequitas and keep Aequitas fully informed with regard to the business and significant activities of the Company and its subsidiaries.

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(c) Aequitas shall diligently and faithfully perform its obligations under this Agreement, but Aequitas shall not be responsible for any loss incurred by the Company or any of its subsidiaries as a result of any advice or recommendations of Aequitas.

5. Indemnification.

(a) Indemnification. The Company agrees to indemnify and hold harmless Aequitas (including its affiliates and its and their respective principals, officers, directors, shareholders, partners, members, managers and employees) from and against, and pay or reimburse Aequitas and such other indemnified persons for, any and all actions, claims, demands, proceedings, investigations, inquiries, liabilities, obligations, fines, deficiencies, costs, expenses, royalties, losses and damages (whether or not resulting from third party claims) related to or arising out of the execution, delivery or existence of this Agreement or the performance by Aequitas of services under this Agreement, and to reimburse Aequitas and any other indemnified person for out-of-pocket expenses and reasonable legal and accounting expenses incurred by it in connection with or relating to investigating, preparing to defend, defending, asserting or prosecuting any actions, claims or other proceedings (including any investigation or inquiry) arising in any manner out of or in connection with the execution, delivery or existence of this Agreement or Aequitas’ performance of services hereunder (whether or not such indemnified person is a named party in such proceeding); provided, however, that the Company shall not be responsible under this Section 5(a) for any claims, liabilities, losses, damages or expenses to the extent that they are finally judicially determined (without right of further appeal) to result from actions taken by Aequitas (or by any other indemnified person) due to Aequitas’ (or by any other indemnified person’s) gross negligence, willful misconduct, bad faith or knowing violation of applicable law. The rights to indemnification pursuant to this Agreement shall be in addition to (but without duplication of) any other indemnification or other rights in favor of Aequitas or its affiliates. To the extent that the counsel designated by the Company to provide the defense referenced above is made available to Aequitas, and the basis of the claim would not constitute a conflict of interest relative to other defendants represented by counsel in such manner, and such counsel is reasonably satisfactory to Aequitas, then Aequitas agrees to use the designated counsel or alternatively would bear the cost of its own independent counsel.

(b) Limitation on Liability. The Company also agrees that neither Aequitas nor any other indemnified person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for, or in connection with (i) the retention of Aequitas pursuant to this Agreement or the performance by Aequitas of its obligations under this Agreement, except to the extent that any such liability is finally judicially determined (without right of further appeal) to have resulted from Aequitas’ (or such other indemnified person’s) gross negligence or willful misconduct; or (ii) any investment by Aequitas or any of its affiliates in, or any loan by Aequitas or any of its affiliates to, the Company or any of its affiliates. Aequitas makes no representations or warranties, express or implied, in respect of the services to be provided by Aequitas under this Agreement. The Company further acknowledges that Aequitas’ role under this Agreement is as an advisor only, that Aequitas does not and will not have or exercise control over the Company’s affairs and/or governance, that Aequitas will have no liability for the actions of its affiliates in the absence of gross negligence, and that the Company waives any claims based on assertions that Aequitas exercises control or influence over the Company’s affairs. In no event will Aequitas or any other indemnified person be liable under this Agreement for any punitive, exemplary, indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in

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respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise).

(c) Contribution. If and to the extent that the indemnification provided for in Section 5(a) is not enforceable for any reason, the Company agrees to make the maximum contribution possible pursuant to applicable law to the payment and satisfaction of any actions, claims, liabilities, losses and damages incurred by Aequitas or the other indemnified persons for which they would have otherwise been entitled to be indemnified hereunder.

6. Miscellaneous.

(a) Marketing Authorization. The Company agrees that Aequitas may use the Company’s name and logo, and general information concerning the Company’s relationship with Aequitas, on the Aequitas website and in Aequitas firm brochures (typically in a form commonly known as “tombstones”), in press releases, advertisements, and in other related marketing materials. This authorization will extend to reissues of the advertisements and other marketing tools which Aequitas may utilize in its marketing activities. The Company may notify Aequitas in writing at any time to stop further use of references to Company in Aequitas marketing materials.

(b) Notices. All notices, demands and other communications given or delivered under this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, (ii) three (3) business days after being mailed by first class mail, certified with return receipt requested, or (iii) one (1) business day after delivery to a reputable overnight courier for next business day delivery, to the following addresses (or such other address as is specified in writing):

Aequitas Capital Management, Inc.

5300 Meadows Road, Suite 400

Lake Oswego, OR 97035

Attn: Legal Department

Capital Growth Systems, Inc.

125 South Wacker Drive, Suite 300

Chicago, IL 60606

Attn: CEO

(c) Entire Agreement; Amendment and Modification. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, superseding all prior understandings and agreements whether written or oral. This Agreement may not be amended or revised except by a writing signed by Aequitas and the Company.

(d) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns but may not be assigned (and no duties may be delegated) by any party without the prior written consent of the other parties hereto, except that without such written consent Aequitas may assign this Agreement to any of its affiliates.

(e) Arbitration. Any claims or controversies relating to this Agreement shall be heard and resolved by arbitration under the auspices and rules of the American Arbitration

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Association (“AAA”) or another mutually acceptable arbitration service. Venue for arbitration proceedings shall be in Portland, Oregon. Arbitration shall be before 1 arbitrator:

(i) selected by mutual agreement of the parties reached fifteen (15) days after AAA or other arbitration service has sent confirmation of notice of filing of the demand for arbitration; or

(ii) if no mutual agreement can be reached within that time, appointed by two AAA arbitrators, one of which shall be appointed by each of the parties hereto within 15 days following the date of initial delivery of the arbitration notice.

Any such arbitrator shall be an attorney at law who has practiced law for at least 10 years in either general commercial litigation or general corporate and commercial matters. The arbitrator shall not be empowered to award punitive damages or damages in excess of actual damages. Depositions may be taken and other discovery may be obtained during such arbitration proceedings to the same extent authorized in civil judicial proceedings. Arbitration fees payable to the arbitrator shall initially be paid equally by the parties; the prevailing party shall be entitled to recover any fees so paid from the non-prevailing party. Any award shall be final and legally binding and may be entered into judgment in any court of competent jurisdiction where a party maintains assets. Except as required by applicable law, all arbitration proceedings and any evidence submitted therein (and particularly, but without limitation, any trade secrets, intellectual property and other information in which either of the parties has an expectation of privacy) shall be kept confidential. Notwithstanding the foregoing, no party shall be prevented from seeking injunctive relief from a court of competent jurisdiction in order to enforce the terms of this Agreement. In any action for equitable relief, the parties agree to waive any requirement for the posting of a bond or security.

(f) Governing Law; Venue. This Agreement shall be deemed a contract made under the laws of the state of Oregon and, together with the rights and obligations of the parties hereunder, will be construed under and governed by the laws of the state of Oregon, without giving effect to any conflicts of law provisions thereunder. The parties irrevocably submit to the jurisdiction of any state or federal court sitting in Multnomah County, Oregon, in any action or proceeding brought to enforce, or otherwise arising out of or relating to, this Agreement, and hereby waive any objection to venue in any such court and any claim that such forum is an inconvenient forum.

(g) Waiver of Jury Trial; Attorney Fees. Each party hereby irrevocably waives any right it may have, and agrees not to request, a jury trial for the adjudication of any dispute hereunder or in connection herewith or arising out of this Agreement or any transaction contemplated hereby. In the event suit or action (including arbitration) is brought by any party under this Agreement to enforce any of its terms, or in any appeal therefrom, it is agreed that each party shall bear its respective fees and expenses. The parties shall split equally the cost of the arbitrator.

(h) Survival. Upon expiration or termination of this Agreement, all liabilities and obligations hereunder automatically shall terminate except (i) liability for breaches by any party prior thereto, (ii) the Company’s obligations under Section 3 (with respect to any fees payable or incurred either prior to or at the termination of this Agreement or following termination), and (iii) the Company’s obligations under Section 5, each of which shall survive the

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termination of this Agreement.

(h) Independent Contractor. The parties acknowledge and agree that Aequitas is and shall act as an independent contractor of the Company in the performance of its duties hereunder. Aequitas is not, and in the performance of its duties will not hold itself out as, an employee, agent or partner of the Company or any of its subsidiaries.

(i) Counterparts. This Agreement may be signed and delivered in multiple counterparts (including delivery by means of facsimile), each of which shall be deemed an original but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Advisory Services Agreement as of the date first above written.

CAPITAL GROWTH SYSTEMS, INC.

By:
Name:	Patrick C. Shutt
Its:	CEO

AEQUITAS CAPITAL MANAGEMENT, INC.

By:
Name:	Robert J. Jesenik
Title:	CEO

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EXHIBIT A

Success Fees

1. The Company shall pay Aequitas a contingent success fee (“Success Fee”) based upon the successful consummation by the Company of each of the following types of transactions. These success fees shall not apply to any investment in the existing two year note secured facility or the existing short term facility by a person introduced to the Company by National Securities Corporation pursuant to its existing contractual rights to participate in a securities offering of the Company so long as that investment is subscribed to or made prior to the date that the offering is closed. (the “Existing Financings”):

(a)	2.00% of the amount of any secured debt facility commitment (plus any increases in commitment amount during the 12 months following the initial transaction) provided to the Company by a lender, including any lender now providing a debt facility or financing to the Company and excluding any financings provided by Aequitas or its Affiliates which provide for payment of separate transaction fees to Aequitas.

(b)	3.50% of the amount of any subordinated/mezzanine/private debt facility or unsecured debt facility commitment (plus any increases in commitment amount during the 12 months following the initial transaction) from sources introduced by Aequitas and excluding any financings provided by Aequitas or its Affiliates which provide for payment of separate transaction fees to Aequitas. This fee will be reduced to 1.75% if the facility is provided by a lender which the Company has contacted directly without the assistance of Aequitas prior to the date of this Agreement (as listed on Exhibit B).

(c)	5.00% of the amount of new equity provided to the Company by an investor introduced to the Company by Aequitas. This fee will be reduced to 2.50% if the equity is provided by an investor who was contacted directly by the Company without the assistance of Aequitas.

(d)	(i) 5.00% of the amount of debt cancellation, debt reduction or similar discounts provided by lenders or creditors of the Company, and (ii) 2.50% of the amount of any debt converted to equity of the Company other than with respect to existing loans to the Company or pursuant to the Existing Financings that currently provide a conversion feature and the terms of that conversion remain unchanged.

(e)	A percentage of the total purchase price paid or payable by the Company with respect to an acquisition target acquired by the Company which was introduced by Aequitas as follows:

•	5.00% of the first $5 million
•	4.00% of the next $5 million
•	3.00% of the next $5 million
•	2.50% of any additional purchase price amount exceeding $15 million

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(f)	2.50% of the total purchase price paid or payable by the Company with respect to an acquisition target acquired by the Company which was not introduced by Aequitas.

(g)	A mutually agreed fee in the event of a sale of the Company or a substantial portion of its assets not in the ordinary course of business pursuant to an agreement made during the term of this Agreement.

(h)	A 2% advisory fee on the Preferred Stock Offering agented by Capstone.

(i)	A warrant to acquire 3,000,000 shares of common stock at $0.45 / share will be issued by the Company to Aequitas upon the first consummation of a transaction under and during the Term of this Agreement or upon financing provided or arranged by Aequitas or its affiliates, provided in all events that such issuance shall be contingent upon at least $2,000,000 being provided or arranged by Aequitas or its designees.

Success Fees shall be paid in full at the closing of each transaction. If (a) a facility or financing commitment, or portion thereof, is based on future results of the Company or achievement of milestones by the Company, or (b) a sale or acquisition transaction provides for contingent or earnout payments, then the portion of the Success Fee based on future results, milestone achievement or contingent or earnout payments (the “Milestone Fee”) shall be calculated based upon pro forma projections developed by the Company and Aequitas. An amount equal to 50% of the Milestone Fee as so calculated shall be paid at the closing of the transaction in satisfaction of the Milestone Fee.

In the case of an acquisition transaction, the purchase price includes consideration payable in the form of cash, assets, receivables, securities, promissory notes, any loans constituting an integral part of the transaction, earnouts, investments, license or royalty agreements, assumed liabilities, covenants not to compete, consulting agreements or employment agreements with owners/shareholders in excess of market, leases or rents payable to owners/shareholders in excess of market, and any other economic benefits, rights, property or interests, including payments contingent upon future events or conditions.

Notwithstanding anything to the contrary herein, Aequitas shall not be entitled to, and the Company shall have no obligation to pay, a Success Fee with respect to a publicly registered offering of the Company’s securities.

Upon request, the Company agrees to execute an authorization for the lender/investor to pay a Success Fee, and/or any unpaid Aequitas invoice amount, out of the financing proceeds by direct wire transfer to Aequitas at closing.

2. Following the Expiration Date, Aequitas will provide the Company with a list identifying each person it has introduced to the Company, prior to the Expiration Date, in connection with a proposed transaction described in Section 1 above. Each person so identified shall be an “Aequitas Contact”. Notwithstanding the expiration of the term of this Agreement, Aequitas will be entitled to a Success Fee as described in Section 1 above (in the same manner that a Success Fee would be due to Aequitas in the absence of expiration) with respect to any transaction which is consummated by the Company (a) with an Aequitas Contact during the 2 year period following the Expiration Date, or (b) with any other person during the 1 year period following the Expiration Date if Aequitas provided material assistance in connection with the transaction at the request of the Company and specifically associated with the transaction.

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